Exhibit 3.178

ARTICLES OF AMENDMENT
OF THE
ARTICLES OF INCORPORATION
OF
SPRINT COMMUNICATIONS COMPANY OF VIRGINIA, INC.

Pursuant to Article 3 of Title 13.1-55 of the Code of Virginia, the undersigned Corporation adopts the following Articles of Amendment of the Articles of Incorporation:

(a)
The name of the Corporation is Sprint Communications Company, Inc.

(b)
The following Amendment to the Articles of Incorporation was adopted by unanimous consent of the sole shareholder of the Corporation on March 24, 20201.

Paragraph (b) of the Articles of Incorporation is hereby amended to read hereafter in its entirety as follows:

(b)
The purpose or purposes for which the Corporation is organized are:

To conduct any lawful business allowed under the law of the Commonwealth of Virginia.

(c)
The number of shares of the Corporation outstanding at the time of such adoption was 100,000 and the number of shares entitled to vote therein was 100,000.

(d)
The holder of all of the shares outstanding and entitled to vote on said Amendment have signed a consent in writing adopting such Amendment.

March 24, 2021

SPRINT COMMUNICATIONS COMPANY L.P.,
its shareholder

By:	Sprint Communications, Inc.,
its general partner

	By:	/s/ David A Miller
David A. Miller
Executive Vice President, General
Counsel & Secretary